Exhibit 99.B(d)(1)(iii)

April 28, 2008

ING Investments, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ  85258

Dear Ms. Homer:

Pursuant to the Amended and Restated Investment Advisory Agreement dated April 30, 2001, as amended, between ING Variable Products Trust and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to modify the annual investment management fee for ING VP MidCap Opportunities Portfolio (the “Portfolio”), effective April 28, 2008.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended and Restated Schedule A of the Agreement.  The Amended and Restated Schedule A, with the annual investment management fee indicated for the Portfolio, is attached to the letter.

Please signify your acceptance to the modification of the investment management fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Products Trust

ACCEPTED AND AGREED TO:

ING Investments, LLC

/s/ Todd Modic
By:	Todd Modic
Title:	Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Products Trust

AMENDED AND RESTATED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

between

ING VARIABLE PRODUCTS TRUST

and

ING INVESTMENTS, LLC

Funds	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING VP Financial Services Portfolio	0.75% of the first $500 million of assets 0.70% of the assets in excess of $500 million

ING VP High Yield Bond Portfolio	0.58% of the first $200 million of assets 0.55% of the next $300 million of assets 0.50% on the next $500 million of assets 0.45% of the assets in excess of $1 billion

ING VP International Value Portfolio	0.85%

ING VP MidCap Opportunities Portfolio	0.75% on first $250 million 0.70% next $400 million 0.65% next $450 million 0.60% thereafter

ING VP Real Estate Portfolio	0.80% of the first $100 million of assets 0.70% of the assets in excess of $100 million

ING VP SmallCap Opportunities Portfolio

0.75% of the first $250 million of assets
0.70% of the next $250 million of assets
0.65% of the next $250 million of assets
0.60% of the next $250 million of assets
0.55% of the assets in excess of $1 billion